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                                                                  EXHIBIT 10.1.1

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                          RIGHT OF OCCUPANCY AGREEMENT



                                    between




                        NIAGARA MOHAWK POWER CORPORATION



                                      and




                             TELERGY JOINT VENTURE




                             Dated February 2, 1996

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                               TABLE OF CONTENTS

SECTION   TOPIC                                                             PAGE
-------   -----                                                             ----

     1    DEFINITIONS........................................................  1

     2    PURPOSE OF AGREEMENT...............................................  5

     3    SCOPE OF AGREEMENT.................................................  5

     4    RIGHT-OF-OCCUPANCY TERM............................................  7

     5    SCOPE OF RIGHT OF OCCUPANCY........................................  7

     6    SELECTION OF THE SPECIFIC BACKBONE ROUTE...........................  9

               Documents To Be Provided To TELERGY...........................  9
               Working Drawings.............................................. 10

     7    ADDITIONAL RIGHTS-OF-OCCUPANCY FOR SPUR ROUTES..................... 11

     8    ENTRY AND NOTICE................................................... 12

     9    TELERGY WORK....................................................... 13

     10   APPROVALS AND PERMITS.............................................. 14

     11   CONSTRUCTION AND INSTALLATION...................................... 15

               Non-Cable Facilities.......................................... 17
               Cable Installation............................................ 17

     12   MAINTENANCE AND OPERATION.......................................... 18

     13   NIAGARA CAPACITY, RATES, CHARGES AND COSTS......................... 20

               Niagara Capacity.............................................. 20
               Niagara Spur Capacity......................................... 21

          MODIFYING NIAGARA OR TELERGY FACILITIES............................ 21

     15   UNAUTHORIZED USE NIAGARA FACILITIES................................ 22

     16   CONDEMNATION, BANKRUPTCY, AND OTHER TRANSFERS...................... 23

               Bankruptcy.................................................... 23
               Right of First Refusal........................................ 24
               Relocations................................................... 24
               Condemnation.................................................. 24

     17   TERMINATION OR DEFAULT BY TELERGY.................................. 25

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
SECTION        TOPIC                                                        PAGE
-------        -----                                                        ----
     18        TERMINATIONS OF AUTHORIZATIONS................................ 26

     19        NIAGARA ABANDONMENT........................................... 28

     20        NIAGARA'S EXPENSES AND EMPLOYEE COSTS......................... 29

     21        INDEPENDENT CONTRACTOR STATUS................................. 29

     22        TAXES......................................................... 30

     23        NOTICES....................................................... 31

     24        LIABILITIES AND INDEMNIFICATION............................... 32

     25        INSURANCE..................................................... 33

     26        LIENS......................................................... 37

     27        AMENDMENTS.................................................... 37

     28        CONFIDENTIALITY............................................... 37

     29        DISPUTES...................................................... 39

               COVENANTS OF THE PARTIES...................................... 39

     31        PUBLIC SERVICE COMMISSION APPROVAL REQUIRED................... 39

     32        MISCELLANEOUS PROVISIONS...................................... 40

                   Entire Agreement and Modification......................... 40
                   Choice of Law............................................. 40
                   Consents.................................................. 40
                   Construction of Agreement................................. 40
                   No Waiver................................................. 41
                   Force Majeure............................................. 41
                   Remedies.................................................. 41
                   Severability.............................................. 41
                   Compliance................................................ 41
                   No Merger................................................. 41
                   Binding Agreement......................................... 41
                   Acts in Furtherance Of Agreement.......................... 41
                   Drug and Alcohol Abuse Policy............................. 42
                   Intellectual Property Sole Property of Niagara............ 42
                   Patent, Copyright and Trademark Infringement.............. 42

     33        ENVIRONMENTAL HAZARD LIABILITY................................ 43

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

SECTION        TOPIC                                             PAGE
34             EQUAL EMPLOYMENT OPPORTUNITIES..................  43

                    Federal Subcontracting Requirements........  44

35             AUDIT AND MAINTENANCE RECORDS...................  45

36             WARRANTIES......................................  45

37             SURVIVAL........................................  46

38             END-OF-TERM.....................................  46

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
                          RIGHT OF OCCUPANCY AGREEMENT

THIS AGREEMENT, made this 2nd day of February, 1996, between NIAGARA MOHAWK POWER CORPORATION, a corporation organized and existing under the laws of the State of New York, having its principal office at 300 Erie Boulevard West, Syracuse, New York 13202 (hereinafter called "NIAGARA") and TELERGY JOINT VENTURE, a Joint Venture organized and existing under the laws of the State of New York, having its principal office for purposes hereof at 5784 Widewaters Parkway, Dewitt, New York 13214 (hereinafter called "TELERGY").

In consideration of the mutual promises and covenants contained herein, TELERGY and NIAGARA intending to be bound, agree as follows:

1.   DEFINITIONS

     As used in this Agreement, the following terms shall, unless the context otherwise requires, have the meanings specified in this Section 1.

     1.1 "Agreement" shall mean the Right-of-Occupancy Agreement entered into herein between NIAGARA and TELERGY, and as the same may be amended, modified and supplemented from time to time. Words such as "herein," "hereafter," "hereof," "hereto," "hereby," and "hereunder," when used with reference to this Agreement refer to this Agreement as a whole unless the context otherwise requires. The word "shall" denotes mandatory language; the word "may" denotes discretionary language.

     1.2 "Approved Drawings" shall mean Working Drawings that have been reviewed and approved by NIAGARA.

     1.3 "As Built Drawings" shall mean drawings of a System Segment of the Backbone Network as actually installed and as amended from time-to-time.

     1.4 "Backbone Network" shall mean the fiber optic transmission-based telecommunications network connecting major cities along the Backbone Route.

     1.5 "Backbone Route" shall mean the geographic location of the Backbone Network which shall connect major Points-of-Presence as set forth in this Agreement.

     1.6 "Bankruptcy" with respect to any principals of the TELERGY shall mean the happening of any of the following:

          (a) The filing of an application for, or consent to, the appointment by a Federal District Court of a Trustee over all or substantially all of its assets;
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          (b)  The filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

          (c)  The making of a general assignment for the benefit of creditors;

          (d) The filing of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

          (e) The entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating TELERGY or a TELERGY Affiliate bankrupt or appointing a Trustee over its assets, and such order, judgement, or decree continuing unstayed and in effect for a period of sixty (60) consecutive days.

1.7 "Conduit" shall mean an individual pipe, tube or duct forming an enclosed raceway for cable and/or conductors, also referred to as "duct".

1.8 "Construction Plan" shall mean a proposed schedule of engineering and design, commencement and completion dates for receipt of Approvals as set forth in Section 10 herein, and dates for construction, installation and implementation of the Segments of the Backbone Network.

1.9 "Easement" shall mean an easement in gross and/or the highest lesser Right-of-Occupancy or use permitted to be granted by the nature of NIAGARA's interest in and to its Rights-of-Way.

1.10  "Entry Notice" shall mean such notice as set forth in Section 8.

1.11 "Extension Period" shall mean the two, ten-year options, exercisable by TELERGY, to extend the Initial Term of this Agreement with respect to the Right-of-Occupancy used in connection with the Backbone Network or discrete System Segments.

1.12 "Fiber Optic Ground Wire" or "F.O.G. Wire" shall mean static wire containing optical fibers.

1.13 "Initial Term" shall mean the initial twenty-five (25) year-period of this Agreement.

1.14 "Maintenance" shall mean maintenance, repairs, upgrades, relocations, replacement, reinstallation and removal activities.


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1.15  "Make-Ready Work" shall mean all work performed by NIAGARA or its designated contractor, including but not limited to the rearrangement of existing facilities, replacement of cable, rodding of duct, and installation of subduct required to accommodate the installation of TELERGY's Facilities in accordance with this Agreement.

1.16 "NIAGARA" shall mean the Niagara Mohawk Power Corporation, its successors and assigns.

1.17 "NIAGARA Capacity" shall mean the equivalent capacity of [* * *] as set forth below in Section 13, which capacity shall be provided to NIAGARA by TELERGY in consideration for the Right-of-Occupancy conferred by this Agreement.

1.18 "NIAGARA Facilities" shall mean gas and electric transmission and distribution lines, conduits, poles, electric or other towers, wires, conductors, pipes, pipelines, structures and necessary appurtenances above and below ground located within NIAGARA's Right-of-Way, as well as NIAGARA buildings and structures.

1.19 "NIAGARA Spur Capacity" shall mean NIAGARA's proportionate increased capacity from any subsequent technological improvements or extensions or Spurs that increase the original capacity of the Backbone Network; such increased capacity shall be provided to NIAGARA in accordance with Section 13 herein.

1.20 "Points of Presence" or "POPs" shall mean the points at which long distance carriers interconnect with local exchanges for the purpose of providing inter-exchange telecommunications service to customers in such local exchanges; as well as the points at which the NIAGARA Capacity and any NIAGARA Spur Capacity shall be delivered to and interconnect with the Backbone Network.

1.21 "Pre-Construction Survey" shall mean the work operations performed by NIAGARA or its designated contractor in order to process an application for a Right-of-Occupancy to the point just prior to performing any necessary Make-Ready Work.

1.22 "Property Drawings" shall mean the NIAGARA Right-of-Way drawings, plan and profile drawings for a Right-of-Way within which TELERGY has a Right-of-Occupancy.

1.23 "Regenerator" shall mean a facility which receives, regenerates, and retransmits a digital telecommunications transmission signal, together with attendant equipment and structures, including power sources.

1.24 "Right of Occupancy" shall mean the right to place fiber optic cable, and splice closures, as well as F.O.G. Wire subject to Section 7.4, within the Right-of-Way, in accordance with the terms and conditions of this Agreement. A Right-of-Occupancy under this Agreement shall not provide TELERGY with any ownership interest in NIAGARA

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CONFIDENTIAL
[* * *] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.

Facilities, real property or Right-of-Way. Any TELERGY installation of F.O.G. Wire in accordance with Sections 6.4.10 and/or 16.5, shall be only for the purposes of this Agreement, and upon installation, such wire shall be included in the Right-of-Occupancy, subject to Section 38.2 herein.

1.25 "Right-of-Way" shall mean the area of NIAGARA-owned (in fee, easement, license, permit, franchise or otherwise), -operated, or -controlled real property for electric and gas transmission and distribution lines as defined by the NIAGARA Property Drawings and other documents.

1.26 "Spur System" or "Spur Route" shall mean an extension to the original Backbone Network, either off of the Backbone Route, or from a TELERGY Facility, such as a terminal or junction, to the Backbone Route.

1.27 "System Segment" or "Segment" shall mean a portion of the Backbone Network or a Spur Route or a portion of a Spur Route.

1.28 "Telecommunication System" or "System" shall mean the Backbone Network and TELERGY Facilities as is heretofore or hereafter conceived, invented or developed by TELERGY, and which primarily utilizes optical fiber as the means for transmitting voice, data or video and/or other information pursuant to this Right-of-Occupancy Agreement.

1.29 "TELERGY" shall mean the Joint Venture, which applies for and is granted permission by NIAGARA under this Agreement to place its Facilities using NIAGARA's Right-of-Way and Facilities and which is responsible for compliance with NIAGARA's regulations and/or standards regarding such accommodations.

1.30 "TELERGY Facilities" means telecommunications facilities installed by or on behalf of TELERGY in, on, upon, under, across, along and through the Right-of-Occupancy on a Right-of-Way, including the transmission systems designed to and used to carry communications traffic and including conduit, carrier pipes, cables, fibers, junctions, regenerators, power sources, fault alarm systems, electronics, structures or shelters, towers, satellite earth stations and all other personal property necessary for or useful to the construction, installation, operation, maintenance, repair, reinstallation, replacement, relocation and removal of the Telecommunication System.

1.31 "Working Drawings" shall mean drawings prepared by TELERGY and submitted to NIAGARA for approval depicting the engineering design and configuration of the Backbone Network and/or System Segments.

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2    PURPOSE OF AGREEMENT

This Agreement is entered into for the purposes of ensuring that NIAGARA has sufficient telecommunications capacity to meet its internal needs to satisfy its public service and corporate obligations and purposes and to authorize TELERGY's use of NIAGARA's Right-of-Way along the Backbone Route to provide telecommunications services and advanced interactive information and entertainment services to customers within and outside New York.

3    SCOPE OF AGREEMENT

     3.1 Subject to the provisions of this Agreement, NIAGARA and TELERGY agree that TELERGY shall acquire, for its own use, unless otherwise provided pursuant to the terms of this Agreement, a non-exclusive Right-of-Occupancy in specific NIAGARA Rights-of-Way, for the construction, installation, operation, and maintenance of a single Backbone Network, comprised of the backbone cable, related equipment and TELERGY Facilities, along the Backbone Route. The Right-of-Occupancy shall be revocable only in accordance with the terms and provisions of this Agreement.

     3.2 The rights granted herein constitute Rights-of-Occupancy burdening the Right-of-Way to the extent such Right-of-Occupancy is permitted pursuant to the terms of the applicable contract, agreement, easement, permit, license or franchise conveying to NIAGARA its Right-of-Way.

     3.3 Nothing herein shall be construed to obligate NIAGARA in any way to acquire any Rights-of-Way for TELERGY's use, nor shall NIAGARA be obligated to grant a Right-of-Occupancy where such grant would contravene any restriction or condition on NIAGARA's use of a Right-of-Way or otherwise adversely affect NIAGARA's Facilities or NIAGARA's property rights on any Right-of-Way, provided that NIAGARA agrees to cooperate and provide reasonable assistance in good faith, when consistent with NIAGARA's public service and corporate obligations, with TELERGY efforts to acquire additional Rights-of-Way, easements or franchises necessary to construct the Backbone Network, at TELERGY's sole cost and expense.

     3.4 NIAGARA does not warrant the validity or apportion ability of any rights it may hold to place the Backbone Network or TELERGY Facilities within its Right-of-Way. NIAGARA will, upon written request by TELERGY and as set forth in Section 6.3, subject to the confidentiality provisions set forth in Section 28 herein, provide available information and copies of any documents in its files pertinent to the nature of the rights NIAGARA possesses over its Right-of-Way. The cost of providing such information and reproducing documents shall be borne by TELERGY.


                                       5




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3.5  Where NIAGARA's Right-of Way is, in its reasonable judgement, sufficiently broad under New York State law to permit TELERGY's Right-of-Occupancy, TELERGY shall not be required to obtain an independent easement from the fee owner to place its Facilities. However, where NIAGARA believes that its rights are insufficient to grant the requested Right of Occupancy, upon prior notice to TELERGY, NIAGARA, in its discretion, may seek to obtain permission from the fee owner for TELERGY Facilities, or to defend or to establish TELERGY's Right-of-Occupancy for its Facilities independent of an easement as set forth above. The fully allocable costs, if any, of such efforts shall be paid by TELERGY. Nothing herein shall be deemed, however, to require NIAGARA to obtain permission, to defend, or to establish TELERGY's Right-of-Occupancy for TELERGY's Facilities.

3.6 To the extent it has the ability and right to do so, NIAGARA shall provide, at no cost to TELERGY, access to Right-of-Way necessary for all end-link connections and repeaters from the Backbone Network to NIAGARA's
Points-of-Presence in specified locations in Buffalo, Albany, Syracuse, Oswego/Nine Mile, Watertown, Utica and Guilderland, from TELERGY Facilities in such cities that will provide mutually cost-effective connections of the geographic locations set forth in Section 9.5 and the NIAGARA Capacity set forth in Section 13.

3.7 In addition to the Right-of-Occupancy granted by NIAGARA as described in Sections 3-6, NIAGARA shall grant TELERGY Rights-of-Occupancy at each Regenerator or junction, at mutually-approved locations along the Backbone Route, for the installation, maintenance, operation, repair, replacement and removal, at TELERGY's sole cost and expense, of utilities required to service the System including auxiliary and primary power sources and water and sewer lines. When required by the utility company, power supplier or municipality providing such services, NIAGARA shall grant appropriate access and/or Right-of-Occupancy within the Right-of-Way to such utility company, power supplier and/or municipality.

3.8 Except for the NIAGARA Capacity, NIAGARA Facilities, and NIAGARA Right-of-Way which shall be the property of NIAGARA, the Backbone Network, TELERGY Facilities, and the Telecommunication System installed using the Right-of-Occupancy conferred herein shall be and remain at all times the personal property of TELERGY regardless of the manner or method of installation of such System(s) or any part or component. The parties agree to execute all reasonable documentation requested to evidence such ownership.

3.9 Nothing contained herein shall be construed to compel NIAGARA to construct, reconstruct, retain, extend, repair, place, replace or maintain any Right-of-Way or NIAGARA Facilities or Right-of-Way not needed for NIAGARA's own service requirements.

3.10 NIAGARA reserves to itself, its successors and assigns, the right to relocate, operate and maintain the NIAGARA Facilities or Right-of-Way in such a manner as will best enable it to fulfill its own service requirements.




                                       6
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4    RIGHT-OF-OCCUPANCY TERM

     4.1 For an Initial Term of twenty-five (25) years commencing on the date of approval by the New York State Public Service Commission (Commencement
     Date) and ending on the expiration of the three-hundredth (300th) month thereafter, unless earlier terminated or unless extended pursuant to this Agreement, subject to the terms and conditions set forth in this Agreement, NIAGARA hereby grants to TELERGY a Right-of-Occupancy in, on, upon, under, over, across, along and through (hereinafter collectively referred "within") the Backbone Route Right-of-Way.

     4.2 NIAGARA hereby grants TELERGY, its successors and assigns, the right and option to extend the Initial Term of this Agreement in its entirety or with respect to any System Segments, from the date upon which it would otherwise expire for up to two (2) consecutive Extension Periods of ten
     (10) years each.

     4.3 Each Extension Period may be exercised individually as to each System Segment or collectively as to any two or more System Segments, by written notice to NIAGARA, three (3) months prior to the expiration of the Initial Term or an Extension Period as to each such System Segment (hereinafter "Election Date"). Such notice shall notify NIAGARA of TELERGY's election either to exercise its said option for the next Extension Period in respect to the Backbone Network or any System Segment, or terminate this Agreement with respect to the Backbone Network or a System Segment, subject to the Severance Payments set forth in Section 17, upon a date which date shall be no sooner than twenty-four (24) months from the date of such notice to NIAGARA. In the event that TELERGY shall elect to extend the term of this Agreement as to a portion only, but not the entirety, of the System, TELERGY shall nonetheless continue to provide the NIAGARA Capacity and, if applicable, any NIAGARA Spur Capacity.

     4.4 In the event TELERGY does not give NIAGARA notice of election with respect to any System Segment on or before the Election Date with respect to any Extension Period, the Initial Term of this Agreement shall automatically be extended for thirty (30) days after notice from NIAGARA advising TELERGY that it has failed to notify NIAGARA of any election. Within thirty (30) days of receipt of the NIAGARA notice, TELERGY shall either exercise its said option for the next Extension Period, or terminate this Agreement with respect to any System Segment upon a date that shall be no sooner than twenty-four (24) months of the date of such response.


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
5.   SCOPE OF RIGHT OF OCCUPANCY

     5.1 The specific Right-of-Way that will be subject to the Right-of-Occupancy shall be defined by the parties in the manner set forth in Section 6. The Right-of-Way for Segment I of the Backbone Route shall be defined within ninety (90) days following the execution of this Agreement. Maps showing the Right-of-Way subject to the Right-of-Occupancy shall be prepared and attached to this Agreement as Exhibit A. The remaining Rights-of-Way shall be defined by the parties in the manner set forth in
     Section 6 within six months following the date of this Agreement.

     5.2 Subject to Section 3.6 herein, where TELERGY desires to construct and install the Backbone Network in areas where NIAGARA's interest in the Right-of-Way is insufficient to authorize TELERGY Facilities and NIAGARA does not chose to exercise its right to pursue authorization in accordance with Section 3.6, TELERGY, at it's sole cost, may negotiate with the fee simple owners for the right for NIAGARA to allow such use by TELERGY, provided that NIAGARA shall cooperate with and assist TELERGY as set forth in Section 3.3 herein.

     5.3 TELERGY is not obligated to use the Right-of-Occupancy conferred in this Agreement. TELERGY may decide to use non-NIAGARA rights-of-way in certain locations, so long as the specific geographic locations and dates specified in Sections 3.6 and 9.5, as well as the NIAGARA Capacity as set forth in Sections 3.6 and 13, are connected to the Backbone Network, which shall be fully operational.

     5.4 The Right-of-Occupancy granted herein shall be nonexclusive, and shall be subordinated to the provisions of the First Mortgage Indenture dated October 1, 1937, as amended, from NIAGARA's predecessor (Central New York Power Corporation) to the Marine Midland Trust Company of New York, now Marine Midland Bank, N.A. as Trustee, and to all liens, encumbrances, Rights-of-Occupancy, easements, rights, privileges, licenses, or grants or whatever nature heretofore or hereinafter given by NIAGARA or its predecessors or successors in interest, which affect the property of NIAGARA, including but not limited to drainage rights, streets, roadways, telephone lines, underground conduits, sewers, manholes, pipes or right-of-way.

     5.5 Nothing herein contained shall be construed as a grant by NIAGARA of any exclusive Right-of-Occupancy, right or privilege to TELERGY. NIAGARA shall have the absolute right, without notice to TELERGY, to grant, renew and extend Right-of-Occupancy, rights, licenses, and privileges to others not parties to this Agreement, by contract or otherwise, to use any NIAGARA Facilities or Right-of-Way covered by this Agreement. However, Right-of-Occupancies existing at the time of such future Right-of-Occupancy agreements or arrangements shall not be diminished. The rights of TELERGY shall at all times be subject to such existing and future Right-of-Occupancy agreements or arrangements. NIAGARA, in negotiating and entering into any such future Right-of-Occupancy agreements and/or arrangements, shall not diminish the Right-of-Occupancy of TELERGY, as provided for in this Agreement, except as provided herein.

     5.6 The rights of parties to whom NIAGARA currently leases or licenses any of the Right-of-Way on which the Backbone Network will be installed shall be protected and TELERGY, its contractors, agents and employees shall assume all responsibility for any damage actually done by TELERGY, its contractors, agents and employees to lawns, gardens, shrubbery, fences, real and personal property. Upon completing construction, TELERGY shall restore the lands to substantially the same condition as before entering thereon. TELERGY shall investigate and resolve any and all complaints arising from or in connection with its Right-of-Occupancy in an expeditious manner.

6    SELECTION OF THE SPECIFIC BACKBONE ROUTE

     6.1 Immediately upon executing this Agreement, the parties agree to work closely and reasonably to prepare Working Drawings reflecting preliminary and final sites for the Right-of-Occupancy within any Right-of-Way ensuring that it connects the Points-of-Presence and geographic locations set forth in Section 3.6 and 9.5 along the Backbone Route. During the initial joint review and inspection, every reasonable effort will be made by the parties to produce and modify, if necessary, the Working Drawings through the most expeditious means. If known to NIAGARA, it shall notify TELERGY of any outstanding adverse claims affecting any Right-of-Way which TELERGY has identified for use by the System.

     6.2 In the event that NIAGARA shall agree to undertake any TELERGY requested special Right-of-Way research and services, or engineering services, TELERGY shall pay all pre-approved costs incurred by NIAGARA in providing such research and services.

     6.3   Documents To Be Provided To TELERGY.

           6.3.1 To facilitate TELERGY's determination of the specific position and location of TELERGY's Facilities and to prepare the Construction Plan, NIAGARA agrees to provide TELERGY materials and documents as described in this Section 6.

           6.3.2 Within 15 days of the date of this Agreement, NIAGARA will provide TELERGY with standard engineering guidelines for construction plans.

           6.3.3 Upon request, reasonable access to available title documentation and Right-of-Way Maps within NIAGARA's possession that relate to the Backbone Route, including easements, occupancy rights or any third-party rights heretofore granted and/or restrictions on the Right-of-Occupancy intended by this Agreement.

     6.3.4 Available survey records for inspection and/or reproduction by TELERGY, at its sole cost and expense, subject to limitations of survey contracts, regulations or local laws.

     6.3.5 NIAGARA does not guarantee the accuracy of Right-of-Way Maps or surveys in its possession.

     6.3.6 TELERGY shall abide by the confidentiality provisions set forth in Section 28 with respect to NIAGARA Maps and surveys.

6.4  Working Drawings.

     6.4.1 NIAGARA shall permit TELERGY's employees, agents and contractors to enter the Backbone Route Right-of-Way, subject to the notice provisions set forth in Section 8, for the purpose of surveying and inspecting the same and to make such engineering and other tests as may be necessary or advisable to enable TELERGY to prepare Working Drawings and the Construction Plan, as well to locate the Right-of-Occupancy on such Right-of-Way, and to determine the engineering and cost consideration with respect to construction and installation of the Backbone Network therein.

     6.4.2 NIAGARA agrees to participate with TELERGY in a joint review of the preliminary route designation plans for the Backbone Route Right-of-Occupancy, and in making reasonably necessary physical inspections of a Right-of-Way for the purpose of identifying problem areas, arriving at suitable alternatives, and defining final routes.

     6.4.3 Based upon the preliminary Right-of-Occupancy designation, physical inspections and other engineering data available to TELERGY, it shall prepare and submit to NIAGARA four (4) sets of construction plans ("Working Drawings") for the Backbone Network. Telergy may submit such Working Drawings for the entire Backbone Network, or for designated System Segments.

     6.4.4 Working Drawings for each System Segment shall be submitted by TELERGY to NIAGARA's Engineering Department not less than ten (10) days prior to TELERGY's anticipated initiation of construction for such System Segment.

     6.4.5 Following each submission of Working Drawings, NIAGARA shall, as soon as reasonably possible, but no later than ten (10) days of its receipt, approve the Working Drawings, in whole or in part ("Approved Drawings"), or raise any bona fide objections, in writing, describing in reasonable detail the basis for rejection and the necessary modifications to obtain NIAGARA's approval.

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          6.4.6     A "bona fide objection" shall mean any condition that will cause the unreasonable interference with NIAGARA's operations, pose an unreasonable hazard to NIAGARA's personnel, customers, properties or NIAGARA Facilities, pose a violation of law, regulation, code and/or NIAGARA's Construction Standards and policies, unreasonably limit the use of the Right-of-Way, or cause a devaluation of NIAGARA's, its successors' or assigns, rights, title, and or interest in the Right-of-Way.

          6.4.7     Upon receipt of any such objections, TELERGY shall either:
          (i) correct the Working Drawings by making appropriate changes thereto and resubmitting them to NIAGARA for its approval, or (ii) dispute such objection, by referring the matter in question to NIAGARA for determination in the first instance, and without thereby waiving any rights in respect to the matter in controversy.

          6.4.8 Upon such resubmission, NIAGARA shall raise any bona fide objections as set forth in Sections 6.4.5 and 6.4.6.

          6.4.9 Notwithstanding anything herein to the contrary, due to the accelerated construction requirements of the installation of the Backbone Route, the parties agree to exercise their best efforts consistent with NIAGARA's public service responsibilities to assure all Working Drawings are reviewed and approved by NIAGARA in support of TELERGY's construction schedule.

          6.4.10 Procedures and schedules for any necessary F.O.G. Wire installations on the Backbone Route will be developed jointly by NIAGARA and TELERGY, who will exercise their best efforts consistent with NIAGARA's public service responsibility to assure that all F.O.G. Wire installation(s) are completed as soon as practical.

          6.4.11 All Working Drawings, Approved Plans, As-built Drawings, maps and survey and the copyrights therein, shall be the property of NIAGARA, and shall be subject to the confidentiality provisions of this Agreement.

          6.4.12    Upon TELERGY's receipt of all Approvals in accordance with
          Section 11 as well as the Approved Drawings and NIAGARA's approval of the Construction Plan, TELERGY's installation and construction in accordance with this Agreement and, particularly Sections 8-12, shall commence.

7    ADDITIONAL RIGHTS-OF-OCCUPANCY FOR SPUR ROUTES

     7.1 Nothing herein shall be construed to provide TELERGY additional Right-of-Occupancy in NIAGARA Right-of-Way for the design, engineering, construction, installation,


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
     operation, maintenance, repair, replacement, relocation, reinstallation and removal of any Spur Routes supplementing or extending the Backbone Network.

     7.2 Any such Spur Routes required or desired by TELERGY for the design, engineering, construction, installation, operations, maintenance, repair, replacement, relocation, reinstallation and removal within NIAGARA Rights-of-Way, including the installation of fiber optic cable and related equipment for any such required or desired Spur Routes, shall be negotiated by the parties, subject to Section 14 herein.

     7.3 TELERGY, however, shall have the right either upon the original installation or subsequently where appropriate, to install multiple fiber optic cables within the Right-of-Occupancy contemplated herein along the Backbone Route or portions thereof only to accommodate additional Spur Routes or interconnects, subject to Section 7.1 and 7.2.

     7.4 Except for F.O.G. Wire, if TELERGY shall utilize any of NIAGARA's Facilities, buildings or structures for the installation of the TELERGY Facilities, TELERGY shall enter into an appropriate Agreement with NIAGARA and shall pay NIAGARA's then prevailing rates, charges or negotiated fees.

8    ENTRY AND NOTICE

     8.1 In no event shall TELERGY, its employees, agents or contractors, be authorized to access NIAGARA Right-of-Way or Facilities without NIAGARA permission, which shall not be unreasonably withheld, and the presence of a NIAGARA engineer, inspector or escort. Except for emergency situations or situations requiring expeditious action, whenever TELERGY desires to enter upon a Right-of-Occupancy to construct, install, maintain, repair, reinstall, replace, relocate or remove any part or portion of the System or its Facilities, TELERGY shall submit written notice ("Entry Notice") in advance to NIAGARA.

     8.2 If Entry Notice is required for proposed work that may disturb NIAGARA's operations, TELERGY's Entry Notice shall include in reasonable detail, the purpose of the entry, and methods of the proposed construction, repair, replacement or other work, and shall require approval from NIAGARA's engineer, and shall require written approval from NIAGARA'S Engineer.

     8.3 Such plans and the timing of all such work shall be subject to the consent and approval of NIAGARA, and TELERGY's obtaining any required Approvals as provided in Section 10.

     8.4 Prior to commencement of any cable installation, TELERGY shall provide required notification to the respective local Underground Utilities Locating Service as is appropriate for that area.


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
     8.5 TELERGY, upon not less than seven (7) working days prior notice to NIAGARA, may during any period of construction and installation of the Backbone Network or, following completion of construction thereof, in connection with post-construction cleanup activities. Maintenance or repairs, place inspectors, supervisors, or other reasonably necessary personnel on site for the protection of TELERGY's operation, property, Right-of-Occupancy, or the property of others.

     8.6 For and during the term of the Agreement, NIAGARA shall not excavate for the purposes of longitudinal construction and/or insertion of cable or conduit within five (5) feet of the running line of the System other than for necessary operations of NIAGARA's Facilities. Except for NIAGARA System emergencies, all excavations within ten (10) feet of the running line of the System shall require not less than thirty (30) days prior written notice to TELERGY and shall be coordinated with TELERGY so as to prevent damage to the System and the disruption of transmission there over. Moreover, NIAGARA shall use its best efforts to minimize any disruptions of the System during the performance of any work by NIAGARA or others within the restricted area.

9    TELERGY WORK

     9.1 Within ninety (90) days after the date of this Agreement, the parties shall jointly decide, consistent with NIAGARA's public service responsibilities, whether the Backbone Network shall be installed and constructed underground or overhead. Underground facilities shall be installed when technically, operationally and economically feasible.

     9.2 A detailed description of the construction technique for each Segment of the Backbone Network shall be prepared and attached to this Agreement and incorporated herein, before any construction or installation commences.

     9.3 TELERGY shall comply with NIAGARA's Construction Standards and policies as well as any Approval or Permits, in the construction of the System. Any material deviations from NIAGARA's standard engineering guidelines shall require prior written approval of NIAGARA.

     9.4 Any changes necessary to NIAGARA's overhead and underground Facilities necessitated by this Agreement as reasonably determined by NIAGARA will be made by NIAGARA at TELERGY's sole cost and expense.

     9.5 TELERGY shall install and construct the Backbone Network along the Backbone Route in three Segments. Segment I shall connect [***], on or before [***]. Segment II shall connect [***] to the aforementioned city that was not connected during Segment I, on or before [***]. Segment 3 shall connect [***],

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      [***], on or before [***]. The locations and dates are critical to
      NIAGARA. Segment I must be installed and fully operational on or before [***]; Segment II must be installed and fully operational on or before [***]; and the entire Backbone Network along the Backbone Route must be fully operational and capable of carrying telecommunications traffic on or before [***].

      9.6 TELERGY shall exercise good faith efforts to obtain all Approvals and Permits, as set forth in Section 11, necessary for construction of the Backbone Network as expeditiously as possible. TELERGY shall notify NIAGARA in writing in the event any Approval or Permit is delayed, advising of the Approval outstanding, reasons for the delay, efforts to obtain the approval and minimize any delay, and the anticipated date of approval.

      9.7 TELERGY, at its sole risk, cost and expense, shall furnish all materials to be used in connection with this Right-of-Occupancy, the Backbone Network and Telecommunications System, and shall construct, install, operate, maintain, use, change, alter, relocate or remove TELERGY Facilities or any part thereof in accordance with the design and specifications on Approved Plan(s) and the terms and conditions of this Agreement, in a prudent and workmanlike manner, in conformity with any applicable statutes, rules, orders, regulations and specifications of any public body having jurisdiction thereof and in conformity with NIAGARA's standards, rules and policies, and so as not to interfere with or endanger any property, operations, maintenance, or employees of NIAGARA, or of other existing parties occupying or using the property of NIAGARA.

      9.8 Power sources installed by TELERGY shall meet all applicable National Electrical Codes, NIAGARA and state and local-ordinance requirements.

      9.9 NIAGARA's activities to support TELERGY's design, planning, construction, installation or MAINTENANCE efforts, and its conduct of periodic and post-construction inspections shall not operate to relieve TELERGY of any responsibility, obligation or liability specified in this Agreement. TELERGY shall be responsible for compliance with all Federal, state or local laws, rules, regulations, codes and/or ordinance governing the activities contemplated by this Agreement.

10    APPROVALS AND PERMITS

      10.1 TELERGY shall secure, at its expense, all necessary, final and unconditional approvals, permits and licenses (collectively referred to as "Approvals") from all governmental authorities and/or other parties having jurisdiction or approval rights with respect to the use and occupation of the Backbone Right-of-Way and the provision of telecommunications services, the installation, operation and maintenance of the Backbone Network and Telecommunications System within the Right-of-Occupancy, and the provision

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of telecommunications services, specifically  including, without limitation, any required environmental approvals. Environmental impact assessments or statements required, if any, shall be prepared by TELERGY at its sole risk, cost and expense, with copies provided to NIAGARA.

10.2 NIAGARA shall be required to obtain Approval of this Agreement by the Public Service Commission of the State of New York, at TELERGY's sole cost and expense.

10.3 TELERGY shall be responsible for obtaining from third parties, private entities and/or public agencies any and all necessary easements, rights of way, licenses, permits, permissions, certifications or franchises to construct, operate and/or maintain TELERGY Facilities on private or public property at the location of TELERGY's Facilities.

10.4 NIAGARA agrees that it shall provide reasonable cooperation to TELERGY in connection with TELERGY's efforts to obtain such necessary permits and consents.

10.5 If NIAGARA's permission or consent in writing is required by a governmental or regulatory agency in conjunction with the processing or application by TELERGY for such permits and consents, or if NIAGARA is required to obtain any governmental or regulatory approvals with respect to TELERGY's proposed activities or any related NIAGARA activities necessary to the completion of TELERGY's proposed activities, NIAGARA shall provide such consent, provided, however, that NIAGARA shall have the right to review and approve the terms and conditions, if any, that may be required or requested of NIAGARA by said governmental or regulatory agency, which such approval shall not be unreasonably withheld.

10.6 NIAGARA shall have the right to review and approve the terms and conditions of any such Approvals to insure that they are compatible with the continued use and maintenance of NIAGARA's Facilities and Rights-of-Way.

10.7 If required by any law or regulation and upon request, NIAGARA agrees to review and, if approved, shall cause its authorized officers or representatives to execute any applications or other documentation prerequisites to securing the Approvals.

10.8 Following the issuance of any necessary Approvals in respect of any System Segment, and upon compliance with the terms and conditions of this Agreement, TELERGY, its employees, agents, contractors and/or subcontractors shall have the right to construct the System within the Right-of-Occupancy within any Right-of-way in accordance with the Approved Plans.


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
11    CONSTRUCTION AND INSTALLATION

      11.1 TELERGY shall furnish to NIAGARA a Construction Plan consisting of a proposed schedule of engineering and design, commencement and completion dates for receipt of Approvals as set forth in Section 10 herein, and dates for construction, installation and implementation of the Segments of the Backbone Network. Time being of essence with respect to Sections 3.6,
      9.5 and 13 herein, said schedule shall not otherwise be binding on the parties but shall be an indication of proposed construction and installation, unless otherwise specified in this Agreement.

      11.2 Except as herein otherwise expressly set forth, construction and installation of the Backbone Network and the furnishing of all labor, materials and equipment necessary to construct and install the same, shall be at TELERGY's expense. All such work shall be performed in a good and workmanlike manner and in compliance with all laws, ordinances, codes and regulations, and Approvals of any governmental authorities having jurisdiction there over, and any appropriate NIAGARA construction standards, practices and/or procedures.

      11.3 All access to areas in and around NIAGARA Facilities shall be coordinated by NIAGARA in accordance with TELERGY's anticipated construction schedule.

      11.4 TELERGY shall have the right to select the type of fiber optic cable to be installed in NIAGARA's Right-of-Way and Facilities, subject to NIAGARA's review and approval, which shall not be unreasonably withheld.

      11.5 TELERGY Facilities shall be placed, maintained, relocated or removed in accordance with NIAGARA's requirements and specifications, including but not limited to the current editions of NIAGARA's Code Rule 53, Underground Standards for Construction, the National Electric Code (NEC), the National Electrical Safety Code (NESC), Rules and Regulations of the Occupational Safety and Health Act (OSHA), and all Approvals, or rules or regulations of any governing authority having jurisdiction. Where a difference in specification may exist, the more stringent shall apply.

      11.6 TELERGY Facilities shall not physically, electronically or inductively, or otherwise, interfere with NIAGARA's Facilities.

      11.7 NIAGARA reserves the right to specify the type of construction standards and practices required in situations not otherwise covered in this Agreement. In such cases, NIAGARA, will furnish to TELERGY written materials, if available, specifying and explaining the required construction.

      11.8 TELERGY Facilities installation may be performed, at TELERGY's discretion, by NIAGARA, NIAGARA's designated contractor upon delivery of any appropriate facilities by

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
TELERGY, or by TELERGY or its subcontractor, following completion of Make-Ready Work.

11.9 In the event that TELERGY Facilities installation is performed by a contractor or sub-contractor, NIAGARA and TELERGY each shall have the right to approve such contractor or sub-contractor, which approval shall not be unreasonably withheld; however, TELERGY shall be responsible for all acts of its contractors and shall ensure its contractors compliance with the provisions of this Agreement. Following completion of TELERGY Facilities installation, TELERGY shall have the right to conduct testing in accordance with NIAGARA approval to insure that agreed-upon design specifications have been met.

11.10 NIAGARA reserves the right to prohibit all TELERGY Facilities other than fiber optic cable, splice closures and repeaters from its manholes, pull boxes and hand holes. Splices in TELERGY's fiber optic cables shall be located only in manholes, pull boxes or hand holes.

11.11 TELERGY shall be responsible for any problems from, or in, TELERGY Facilities, unless such problem was caused by the intentional or reckless act or omission of NIAGARA.

11.12 Non-Cable Facilities.

      11.12.1 As requested by TELERGY, NIAGARA, where franchised and reasonable, shall provide to TELERGY at the regenerator sites, metered electric service, the cost of which shall be paid by TELERGY in accordance with applicable New York State Public Service Commission approved tariffs.

      11.12.2 TELERGY shall be entitled to install its regenerator facilities for its Telecommunications System along the Backbone Route. The location of such Facilities shall be subject to NIAGARA's advance written approval. No regenerator facility shall be located on any portion of such Rights-of-Way or other NIAGARA property identified by NIAGARA as unavailable due to a planned NIAGARA use at such location. Whenever possible, Niagara agrees to locate TELERGY's regenerator facilities with sites on the Backbone Route approximately [***] feet by [***] feet in size, which sites will be located at or near power plants or substations or as identified by TELERGY, which shall be deemed part of the Right-of-Occupancy hereunder.

      11.12.3 During construction of the System, NIAGARA agrees to allow TELERGY and its contractors and subcontractors, without charge, to use portions of the Backbone Route Rights-of-Way at NIAGARA pre-approved locations only for the erection of temporary structures and fences to protect TELERGY's construction materials, equipment and fuel, provided no adverse impact to NIAGARA's Facilities, operations or environmental requirements shall result therefrom and further provided


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           that any such structures and/or fences shall be removed by TELERGY following completion of construction of the applicable System
           Segment.

     11.13 Cable Installation.

           11.13.1 Cables crossing under public roadways shall be at a location and depth as determined by state and local conditions, laws, regulations, Approvals or orders of public authorities, and shall also be in accordance with the Approved Drawings, Construction Plan and Construction Standards.

           11.13.2 Cables crossing over or under other existing public utilities shall be located and installed in accordance with local conditions, laws, regulations, Approvals, or orders of public authorities, and any requirements of the New York State Public Service Commission.

           11.13.3 If, in the conduct of work, any changes or alterations, permanent or temporary, in existing pipelines, sewers, drains, conduits, fences, power, signal or communication lines or other utilities are necessary, such changes shall be made or caused to be made, by TELERGY and at TELERGY's sole risk, cost and expense, in accordance with Section 8.1 herein.

           11.13.4 Emergency cable installation, Maintenance and repair methods shall comply with standards and policies to be developed by the parties.

           11.13.5 TELERGY, at its sole cost and expense, shall furnish, erect and thereafter maintain cable markers designating all TELERGY underground Facilities. Such markers shall be installed along the Backbone Network running line. The cable markers shall be placed in conformity with industry standards or as otherwise approved by NIAGARA.

12   MAINTENANCE AND OPERATION

     12.1 Within six (6) months following completion of any Segment, TELERGY shall furnish to NIAGARA final, executed "As Built Drawings," of reproducible quality, depicting the Backbone Network, or System Segment, which, as the same may be amended from time to time and/or as the running line may from time to time be shifted by settlement, natural forces or casualties, shall constitute the locations of the Right-of-Occupancy.

     12.2 As Built Drawings shall become Exhibits to and form a part of this Agreement upon verification and approval by NIAGARA.


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     12.3      Following the completion of the initial construction of any
     System Segment, the operation, maintenance, repair, replacement, reinstallation, relocation and/or removal thereof shall be solely at TELERGY's cost and under its control, except as otherwise set forth in this Agreement, including but not limited to Sections 8 and 10 governing Approvals and Entry Notice.

     12.4 Unless prohibited by law or any governmental agency ruling or by local franchise, TELERGY shall have the right to leave in place within the Right-of-Way rather than remove therefrom any buried cable(s), conduit or other appurtenances so placed.

     12.5 All Maintenance, repair and restoration ("Maintenance") costs related to the Backbone Network, the Telecommunication System and TELERGY Facilities shall be the responsibility of TELERGY.

     12.6 All Maintenance associated with TELERGY Facilities, including ongoing operational activities as well as repairs and service interruptions of TELERGY's Facilities, shall be the ultimate responsibility of TELERGY subject to NIAGARA review and inspection. TELERGY shall be entitled, at its sole cost, to hire a qualified telecommunications maintenance company to perform Maintenance activities with respect to TELERGY Facilities, subject to NIAGARA approval, which shall not be unreasonably withheld.

     12.7 All Maintenance associated with NIAGARA Facilities resulting from or attributable to TELERGY's Right-of-Occupancy shall be the responsibility of NIAGARA; however TELERGY shall be responsible for all associated costs.

     12.8 To the extent that NIAGARA's maintenance of a Right-of-Way encompasses a TELERGY Right-of-Occupancy, NIAGARA will extend such standard maintenance services to cover such Right-of-Occupancy without cost to TELERGY, unless the existence of TELERGY's Facilities significantly increases the cost-associated with such Maintenance.

     12.9 Upon a request from TELERGY to perform Maintenance with respect to NIAGARA's Facilities, recognizing that time may be of the essence, NIAGARA shall investigate the need for such Maintenance, within a reasonable period of time. Maintenance of NIAGARA Facilities shall be performed only by NIAGARA's, at its discretion based, on its investigative findings.

     12.10 With respect to Maintenance of TELERGY Facilities, a NIAGARA inspector, engineer or escort shall be present and shall be authorized to terminate such activities when, in the inspector's sole discretion, said activities pose a danger to NIAGARA's Facilities.

     12.11 In no event shall access to NIAGARA's Facilities or Right-of-Way be authorized without the presence of a NIAGARA inspector or escort. Notwithstanding the foregoing provision, NIAGARA agrees that if TELERGY designates a contractor for Maintenance, the

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
     Maintenance company shall be granted access to the NIAGARA Facilities and TELERGY's Facilities, under such terms and conditions as may be set by NIAGARA, and within such fixed period of time as may be agreed upon between TELERGY, NIAGARA and the selected contractor.

     12.12 TELERGY shall have the right, subject to NIAGARA's availability, to inspect its Facilities periodically, upon thirty (30) days prior written notice to NIAGARA. Such inspection costs shall be borne solely by TELERGY. No inspection shall be authorized and/or conducted by TELERGY without the presence of NIAGARA's inspector or escort.

13   NIAGARA CAPACITY, RATES, CHARGES AND COSTS

     13.1      Niagara Capacity.

               13.1.1   In consideration of the granting of the
               Right-of-Occupancy within the Backbone Route Right-of-Way, TELERGY initially shall provide Niagara with [***] of capacity of the Backbone Network along the entire Backbone Route ("NIAGARA Capacity").

               13.1.2 The NIAGARA Capacity and any NIAGARA Spur Capacity shall be delivered to selected NIAGARA Points-of-Presence, which sites may change from time-to-time during the term of this Agreement. The NIAGARA Capacity shall be delivered to NIAGARA selected Points-of-Presence in [***] to ensure that [***] are connected to the Backbone Network.

               13.1.3 In each city, the NIAGARA Capacity dedicated from TELERGY Facilities in such cities to NIAGARA's Facilities in such cities shall be engineered and installed by TELERGY to initially provide NIAGARA with lit fiber in the amount of [***], delivered to the specified NIAGARA lightwave distribution panel. Service will be delivered by TELERGY to NIAGARA at the [***] level but NIAGARA is solely responsible for equipment necessary to multiplex or demultiplex.

               13.1.4 TELERGY shall engineer, furnish, install and maintain all electronics, cabling, and equipment to each [***] demarcation in the above locations. Such demarcation will be a standard [***] interface termination (fiber distribution panel).

               13.1.5 NIAGARA shall engineer, furnish, install and maintain all electronics, cabling, etc, beyond the lightwave distribution panel demarcation in the above locations. NIAGARA may provide access, floor space and support service, such as

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         commercially available electricity and HVAC, at NIAGARA's Facilities as listed above where available at NIAGARA's discretion.

         13.1.6 The parties agree that the baseline NIAGARA/TELERGY ratio in respect of the System shall be defined within ninety (90) days after the System is designed in accordance with this Agreement.

     13.2 NIAGARA SPUR CAPACITY.

         13.2.1 At its own expense, TELERGY shall have the right to replace and upgrade the System due to changes in technology as long as the NIAGARA Capacity is not adversely affected. In the event of any such replacement and upgrade of the capacity of the Backbone Network, TELERGY shall increase the NIAGARA Capacity and, if applicable, the NIAGARA Spur Capacity proportionally as described below.

         13.2.2 NIAGARA shall have the right to receive additional NIAGARA Spur Capacity as a proportionate increase in the capacity of the Backbone Network at the [***] level in order to maintain, but not exceed, the baseline NIAGARA/TELERGY established pursuant to 13.1.6, provided that such proportionate increase shall be limited to a maximum total equivalent capacity of [***].

         13.2.3 TELERGY agrees to inform NIAGARA in the event that NIAGARA's proportionate share of the installed and in service NIAGARA Capacity exceeds [***].

     13.3 The NIAGARA Capacity and, if applicable, the NIAGARA Spur Capacity shall be owned by NIAGARA and may be utilized for any purpose whatsoever at NIAGARA's sole discretion.

     13.4 In addition to constructing, installing and maintaining the NIAGARA Capacity and Spur capacity, TELERGY shall be responsible for all costs arising out of or related to this Right-of-Occupancy Agreement.

14   MODIFYING NIAGARA OR TELERGY FACILITIES

     14.1 Should NIAGARA, for its own service requirements, need to modify existing or install additional NIAGARA Facilities using Right-of-Way subject to the TELERGY Right-of-Occupancy, NIAGARA shall notify TELERGY.

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          14.1.1   Except in an emergency, a written notice shall be sent as
          soon as possible before any such installation or modification is implemented or installed, and NIAGARA shall pay costs for the rearrangement of TELERGY's Facilities.

          14.1.2   In the event TELERGY is responsible for costs pursuant to
          Section 14.1.1, TELERGY shall have the option either to (i) pay NIAGARA the costs thereof for the rearrangement of TELERGY's Facilities, or (ii) arrange for such reinstallation in accordance with the terms and conditions of this Agreement.

          14.1.3 TELERGY shall have the right to have its inspectors, at its sole cost and expense, present during any relocation work by NIAGARA in accordance with Section 12.14.

          14.1.4 Within seven (7) working days of the date of completion of NIAGARA's relocation and post-construction inspection, it shall notify TELERGY in writing that the relocation is completed.

          14.1.5 In the event TELERGY or its contractors performs relocation activities, TELERGY shall make the necessary arrangements to ensure that NIAGARA's inspectors are available.

          14.1.6 TELERGY shall notify NIAGARA within seven (7) working days of the completion of any TELERGY Facilities. TELERGY shall make such arrangements as may be necessary to enable NIAGARA to inspect such Facilities. If TELERGY's Facilities are not deemed in compliance with NIAGARA engineering and/or operating standards, applicable Approvals, and safe work practices on initial inspection by NIAGARA, subsequent inspections to determine if any appropriate corrective action has been taken may be made by NIAGARA. TELERGY shall reimburse NIAGARA for the cost of any inspections of TELERGY's Facilities.

     14.2 Should TELERGY, for its own business requirements, require or desire additional Rights-of-Occupancy or NIAGARA Facilities, TELERGY shall notify NIAGARA in writing and submit an Application for Right of Occupancy (Attachment B), if appropriate.

          14.2.1 NIAGARA shall process any request in the same manner and subject to the same conditions and provisions set forth in this Agreement, advising TELERGY of NIAGARA's acceptance, rejection or modification of said request.

          14.2.2 TELERGY shall reimburse NIAGARA for actual costs involved for such review, processing and modifications, upon submission of documented invoices.


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
15   UNAUTHORIZED USE NIAGARA FACILITIES

     15.1 If any TELERGY Facilities shall be found occupying NIAGARA Facilities or Right-of-Way for which a Right-of-Occupancy has not been granted by NIAGARA, NIAGARA, without prejudice to its other rights or remedies under this Agreement, including termination or otherwise, may impose a charge and require TELERGY to submit in writing, within ten (10) days after receipt of written notification from NIAGARA of the unauthorized occupancy, an Application for a Right-of-Occupancy (Exhibit B). If such Application is not received by NIAGARA within the specified time period, NIAGARA may remove TELERGY's Facilities without liability, and the cost of such removal shall be borne by TELERGY.

     15.2 For the purpose of determining the applicable charge, the unauthorized occupancy of NIAGARA's Facilities or Right-of-Way shall be treated as having existed for a period of [***] prior to its discovery; or for the period beginning with the date of the initial Agreement, whichever period shall be shorter, and NIAGARA's prevailing rates, charges and fees shall be due and payable forthwith whether or not TELERGY is permitted to continue the occupancy.

     15.3 Should NIAGARA remove TELERGY's Facilities from NIAGARA's Facilities or Right-of-Way under Section 15.1 or 18.5, NIAGARA will deliver to TELERGY the Facilities so removed upon payment by TELERGY of the cost of removal, storage and delivery, and all other amounts due NIAGARA. NIAGARA shall have a lien on TELERGY's Facilities removed from NIAGARA's Facilities or Right-of-Way, with power of public or private sale, to cover any amounts due NIAGARA. Such liens shall not operate to prevent NIAGARA from pursuing, at its option, any other remedy in law, equity or otherwise.

     15.4 No act or failure to act by NIAGARA with regard to an unauthorized occupancy shall be deemed as a Right-of-Occupancy for the occupancy, and, if any Right-of-Occupancy should be subsequently issued, it shall not operate retroactively or constitute a waiver by NIAGARA of any of its rights or privileges under this Agreement, or otherwise, provided, however, that TELERGY shall be subject to all liabilities, obligations and responsibilities of this Agreement in regard to said unauthorized occupancy from its inception.

16   CONDEMNATION, BANKRUPTCY, AND OTHER TRANSFERS

     16.1 Nothing contained in this Agreement shall be construed as prohibiting NIAGARA from undertaking any merger, reorganization, or acquisition activity whether voluntary or involuntary, so long as such activity shall not hinder, impede, alter or vary the terms and conditions of the Right-of-Occupancy conferred herein.

     16.2 TELERGY shall not assign, sub-license, sublet or transfer the rights associated with this Agreement of the Right-of-Occupancy, granted herein, and such rights shall not inure to

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
     the benefit of TELERGY's successors or assigns without the prior written consent of NIAGARA, as well as Public Service Commission and other regulatory bodies' review and approval, if required. In the event such consents are granted by NIAGARA, the provisions of this Agreement shall apply to and bind TELERGY's successors and assigns.

     16.3 Bankruptcy. Subject to the rights of the principals of TELERGY, in the event that either of the principals of TELERGY is involved in a bankruptcy as defined in Section 1.5 of this Agreement, or in the event that the interest of TELERGY Facilities or the Right-of-Occupancy become the subject of garnishment, attachment or tax lien proceeding, and in the further event that such a petition and/or proceeding shall not be quashed or removed within 45 days after filing, service or levy, whichever first occurs, NIAGARA shall have the right and option within 15 days after the expiration of such 45-day period to purchase "proportionately the interest incumbered as the "computed" value payable in cash within that 15-day period.

     "Proportionately" shall mean that portion of the undivided interest in the property involved in such bankruptcy, garnishment, attachment or tax lien proceeding, which the undivided interest owned by a TELERGY bears to all of the undivided interest in the subject property other than that involved in such bankruptcy, garnishment, attachment of tax lien proceeding.

     "Computed value" shall mean the value of the undivided interest in the subject property as computed by the regularly retained certified public accountants of TELERGY. Such computation shall be binding and conclusive upon the parties absent manifest error.

     16.4 Right of First Refusal. There shall be no sale, exchange or other transfer or assignment of the whole or any portion of any assets of TELERGY without the prior written consent of NIAGARA. NIAGARA shall have the right, in the first instance, to acquire the subject assets based upon the computed value as defined in Section 16.3 herein.

     16.5 Relocations. In the event that a portion of NIAGARA's Right-of-Way or NIAGARA Facilities, where TELERGY has a Right-of-Occupancy occupied by TELERGY Facilities, is required for NIAGARA's gas and electric business, NIAGARA will exercise a best effort approach for TELERGY's continued use of the Right-of-Occupancy in Right-of-Way or NIAGARA Facilities. However, where this is not appropriate, NIAGARA will, where feasible, with F.O.G. Wire supplied by TELERGY, pull in, attach and make ready for TELERGY connection, the F.O.G. Wire on the rebuilt/relocated sections of the Right-of-Way or NIAGARA Facilities.

          16.5.1 TELERGY, at its sole cost, assumes all responsibility for all installations, training, materials, splices and bypass necessary to reconnect the relocated portion of the System to the balance of the Backbone Network. Additionally, TELERGY agrees that such F.O.G. Wire shall meet NIAGARA's electrical and structural design requirements and all applicable Approvals.

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
          16.5.2 If NIAGARA is required by any municipal or state public authority or agency to relocate its Right-of-Way or NIAGARA Facilities which contain TELERGY's Facilities, TELERGY shall pay its proportionate share of total relocation costs. The cost shall include all relocation and reasonably incurred "tie-up" costs under the circumstances at the usual rates recoverable by NIAGARA in relocation projects.

     16.6 Condemnation. Should any portion of the Right-of-Occupancy along the Backbone Route used by TELERGY for Backbone Network be appropriated and/or acquired by condemnation or the power of eminent domain by any public or quasi-public authority, then the Rights-of-Occupancy hereby granted to the extent appropriated shall terminate, but this Agreement shall otherwise remain in full force and effect.

          16.6.1 If any taking includes any portion of the Backbone Network, TELERGY's interest shall be severed from NIAGARA's interest in such proceeding and the parties agree to have the condemnation awards specifically allocated between and payable in accordance with TELERGY's interest, both physical and occupational, including any incremental value of an affected Right-of-Way by virtue of the installation of the Backbone Network, and NIAGARA's interest, both physical and ownership rights. In addition, if permitted pursuant to applicable law, TELERGY shall be entitled to make a claim for, and then receive, the portion of the award attributable to either the entire amount if separately allocated or the proportionate share if combined in a lump sum award, the Backbone Network and/or damages payable on account of Backbone Network relocation expenses.

          16.6.2 To the extent it has knowledge, NIAGARA shall notify TELERGY immediately of any condemnation threatened or filed against any portion of the Right-of-Way along the Backbone Route which includes TELERGY's preliminary route designation plan or could include any part of the System within a Right-of-Occupancy. NIAGARA further agrees not to sell or convey any portion of a Right-of-Occupancy on a Right-of-Way containing any Facilities to such acquiring authority in lieu of condemnation without prior notice to and approval by TELERGY.

17.  TERMINATION OR DEFAULT BY TELERGY

     17.1 TELERGY shall not terminate its use of the System (Discontinuance) or any portion thereof except as set forth in this Section 17 during the first twenty-five (25) years of this Agreement ("Initial Term").

     17.2   If TELERGY terminates this Agreement during the first twenty-five
     (25) years of the Initial Term, or the operation and Maintenance of the Backbone Network, or any portion thereof, without NIAGARA approval in writing, TELERGY shall (i) at TELERGY's sole cost, pay NIAGARA a one time sum of seven thousand dollars ($7,000.00) per mile of

     NIAGARA's Right-of-Way effected by the portion of the Backbone Network so terminated, and (ii) make business arrangements for the provision of capacity up to an amount that is equivalent to the NIAGARA Capacity and any NIAGARA Spur Capacity in service at the time of termination, as determined by NIAGARA.

     17.3 The per-mile-severance-payment figure shall be reduced annually on the anniversary of the Commencement Date by one/twenty-fifth (1/25th), commencing with the first anniversary thereof.

     17.4 NIAGARA shall advise TELERGY of its Capacity requirements pursuant to Section 17.2 upon its receipt of notice from TELERGY that TELERGY has determined to terminate its operation and maintenance of the Backbone Network, or a portion thereof.

     17.5 If TELERGY fails to satisfy the requirements and obligations set forth in Sections 3.7 and 9.5 of this Agreement, TELERGY shall pay any and all costs associated with, related to or arising from NIAGARA's relocation or extension of its private microwave system, including but not limited to, reasonable attorney fees and disbursements.

     17.6 If TELERGY fails to satisfy the requirements set forth in Sections 3.6, 9.5 and/or 13, TELERGY shall pay any and all costs associated with NIAGARA's relocation or extension of its private microwave system.

18   TERMINATIONS OF AUTHORIZATIONS

     18.1 Regardless of the reason for the valid termination of this Agreement, TELERGY shall reimburse NIAGARA for [***] incurred in connection with this Agreement.

     18.2 In addition to rights of termination provided to NIAGARA under other provisions of this Agreement, NIAGARA shall have the right to terminate a Right-of-Occupancy granted pursuant to the provisions of this Agreement where:

          (a) TELERGY's Facilities are maintained or used in violation of any law or in aid of any unlawful act or undertaking, or

          (b) TELERGY ceases to have authority to construct and operate its Facilities on public or private property covered by the Right-of-Occupancy; or

          (c) TELERGY fails to comply with any of the terms and conditions of this Agreement or defaults in any of its obligations thereunder.

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          (d)   TELERGY's Facilities occupy NIAGARA's Facilities or Right-of-way without having first been issued a Right-of-Occupancy therefor; or

          (e) TELERGY, subject to the provisions specified in this ??? should permanently cease to provide telecommunications services over its Facilities, which shall mean for a period of six (6) consecutive months.

          (f) TELERGY Facilities or Right-of-Occupancy are used by others not a party to this Agreement without the prior written consent of NIAGARA, which consent shall not be unreasonably withheld, provided that such use shall not be construed as including use by TELERGY's customers as provided for in this Agreement.

          (g) TELERGY sublets or apportions part of a Right-of-Occupancy to an entity not a party to this Agreement without the prior written consent of NIAGARA, which consent shall not be unreasonably withheld.

          (h) TELERGY's Right-of-Occupancy can be terminated by NIAGARA wherever and whenever a governmental agency requires the same, in which case NIAGARA will remove and return TELERGY's Facilities to TELERGY, at TELERGY's expense.

          (i) TELERGY's insurance carrier shall at any time notify NIAGARA that the policy or policies of insurance as required in Section 26 will be or have been canceled or amended so that those requirements will no longer be satisfied; or

          (j) TELERGY shall fail to pay any sum due or to deposit any sum required under this Agreement, within thirty (30) days following TELERGY's receipt of written notice requiring such payment or deposit from NIAGARA.

          (k) any authorization which may be required by any governmental or private authority for the construction, operation and maintenance of TELERGY's Facilities in NIAGARA Facilities or Right-of-Way is denied, revoked or canceled.

          (l) the Public Service Commission of the State of New York or the Federal Communications Commission makes a determination that TELERGY's Right-of-Occupancy would make NIAGARA a telephone corporation for purposes of Commission regulation under the Public Service Law.

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
     18.3 Notwithstanding the above, TELERGY shall have the right to cure the above stated defaults within thirty (30) days of written notice by NIAGARA to TELERGY of said default. Upon receipt of said written notice and within five (5) days, TELERGY shall notify NIAGARA of its intention to cure the default within the said 30-day period set forth above. If TELERGY fails to give such five days notice or if TELERGY advises NIAGARA that it does not intend to cure, then TELERGY shall be deemed in default and the thirty (30) day period for cure shall not apply.

     18.4 In the event of termination of any of TELERGY's authorizations hereunder, or at the expiration of the Term of this Agreement, NIAGARA will remove, abandon, or maintain for NIAGARA's use, TELERGY's Facilities within ninety days of the effective date of the termination; provided, however, that TELERGY shall be liable for and pay all fees and charges pursuant to provisions of this Agreement to NIAGARA until TELERGY's Facilities are actually removed, abandoned or maintenance is taken over by NIAGARA, whichever comes first and provided further that each party shall be required to perform any and all obligations under this Agreement until such time. NIAGARA shall have the right to remove such Facilities at TELERGY's expense and without any liability on the part of NIAGARA for damage or injury to such Facilities or interruption of TELERGY's services except for liability for damage or injury to such Facilities caused by the negligence of NIAGARA or its agents or employees. At NIAGARA's sole option, NIAGARA may elect to remove TELERGY's Facilities, or any portion thereof, abandon such Facilities in place, or maintain such Facilities for its own use.

     18.5 When TELERGY's Facilities are removed, abandoned or maintained by NIAGARA, no further Right-of-Occupancy shall be permitted until TELERGY has first complied with all of the provisions of this Agreement as though no such Right-of-Occupancy had been previously made and all outstanding charges due to NIAGARA for Right-of-Occupancy have been paid in full.

19   NIAGARA ABANDONMENT

     19.1 NIAGARA may at any time and for any reason abandon Right-of-Way if NIAGARA no longer requires it for its public service or corporate purposes, provided however that in the event of a voluntary NIAGARA abandonment of Right-of-Way that includes any portion or portions of the Backbone Route or Spur Route Right-of-Occupancy within which TELERGY shall have installed its Facilities, NIAGARA shall give TELERGY not less than six (6) months prior written notice.

     19.2 In the case of a proposed involuntary NIAGARA abandonment, such as one due to a calamity or earthquake or other natural calamity rendering the Backbone Route or Spur Route Right-of-Way, or portions thereof, unusable, of any portion or portions of said Backbone Route or Spur Right-of-Way, within which TELERGY shall have installed its Facilities, NIAGARA shall give TELERGY written notice of any such abandonment as soon as practical before any such abandonment ("Involuntary Notice").

     19.3 In any event, where the NIAGARA abandonment is voluntary, TELERGY shall have the option to continue to use the affected Right-of-Occupancy, to the extent possible. If TELERGY should exercise such option to continue to use a NIAGARA abandoned Right-of-Way, TELERGY shall thereafter be responsible for the maintenance of the applicable Right-of-Way.

     19.4 If an abandoned portion of the Backbone Route or Spur Route Rights-of-Way shall be acquired, obtained, or sold to any entity other than TELERGY, such sale shall be subject to the existing Rights-of-Occupancy and the rights granted to TELERGY under this Agreement. The obligations of the respective parties under this article shall survive the Expiration Date in respect of any occurrences within the Term.

20   NIAGARA'S EXPENSES AND EMPLOYEE COSTS

     20.1   NIAGARA's costs and expenses for [***].

     20.2 Such expenses indicated in Section 21.1 shall include, but not be limited to [***].

21   INDEPENDENT CONTRACTOR STATUS

     NIAGARA reserves no control whatsoever over the employment, discharge, compensation of or services rendered by TELERGY's employees or contractors, and it is the intention of the parties that TELERGY shall be and remain, an independent contractor and that nothing herein shall be construed inconsistently with TELERGY's status as an independent contractor or as creating or implying any partnership or joint venture between NIAGARA and TELERGY.

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22   TAXES

     22.1 TELERGY shall pay all transfer taxes, documentary stamps, recording costs or fees, or any similar expense in connection with the recording or filing of any memoranda or short form of the Agreement describing the Right-of-Occupancy granted to TELERGY hereby.

     22.2 TELERGY further agrees that if it is determined by any state or local governmental authority that the sale, acquisition, license, grant, transfer or disposition of any part or portion of the Rights-of-Occupancy herein described requires the payment of any taxes, including but not limited to sales, use, real property transfer gains taxes, or tax on the furnishing of utility services under any statute, regulation or rule, TELERGY shall pay the same, plus any penalty or interest thereon, directly to said taxing authority, and shall defend and hold NIAGARA harmless therefrom; provided, however, TELERGY's said obligation to hold NIAGARA harmless shall not apply to any penalty or interest due in respect of the delinquent payment of any such tax where the delinquency shall result due to NIAGARA's failure to promptly notify TELERGY of any known assessment and/or levy of such tax and/or to send TELERGY any invoice or bill in respect thereof.

     22.3 TELERGY shall pay all annual or periodic real property, personal property, gross receipts, franchise tax or other taxes levied or assessed upon the Right-of-Occupancy, Backbone Network, or Telecommunications System, or on account of their existence, and shall indemnify, defend and hold harmless NIAGARA against the payment thereof. TELERGY shall be responsible for the filing of any and all returns or other filings in respect of such personal property taxes.

     22.4 NIAGARA shall indemnify and hold harmless TELERGY from and against any annual or periodic taxes levied or assessed in respect of the Rights-of-Way, exclusive of the Right-of-Occupancy, Backbone Network, or Telecommunications System, including net income taxes, increases in such taxes.

     22.5 To the extent that NIAGARA is required to make any kind of submission or filing with any governmental or regulatory authority which could effect the amount of any tax that TELERGY must pay pursuant to this Agreement, NIAGARA shall coordinate such submission or filing, and the information contained therein, with TELERGY. Further, NIAGARA agrees that it shall provide TELERGY prompt notice of the receipt of any notice of assessment in respect of the Rights-of-Way, or any portion thereof, which may include as an increment of the amount of such assessment a sum which is attributable to this Agreement and/or the Backbone Network.

     22.6 TELERGY shall have the right to protest any such levy or assessment in respect of any such tax or other fee or charge which TELERGY is obligated to pay in accordance with the Agreement, or to make claim for refund, rebate, reduction or abatement of any of said taxes. Further, TELERGY shall have the right to protest any assessment of which it has been given notice pursuant to this Section. NIAGARA shall cooperate, where appropriate, with TELERGY, at TELERGY's cost and expense, including reasonable attorney's fees, in the prosecution of any protest regarding the assessment and/or levy or any claim for refund, rebate, reduction or abatement of said taxes.

23   NOTICES

     23.1 Any notice to be given to NIAGARA under this Agreement shall be sent by certified mail or overnight express delivery:

          (one copy each to):

          (1) Director-Net. Mgmt. & Comm.
              NIAGARA Mohawk Power Corporation
              300 Erie Boulevard West
              Syracuse, NY 13202

          and

          (2) NIAGARA Project Mgr. - TELERGY Project
              Network Management & Comm. Department
              NIAGARA Mohawk Power Corporation
              300 Erie Boulevard West
              Syracuse, NY 13202

     23.2 Any notice given to TELERGY under this Agreement shall be sent by certified mail or overnight express delivery:

          (one copy each to):

          (1) KCI Network Services, Inc.
              5784 Widewaters Parkway
              Dewitt, New York 13214

          and

          (2) Plum Street Enterprises
              Vice-President of Mass Marketing
              300 Erie Boulevard West
              Syracuse, New York 13202



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
     23.3 Notice shall also be given to such other parties as may be designated in writing to the other party.

     23.4 Unless otherwise herein set forth, notices shall be sent, postage prepaid, either by registered or certified U.S. Mail, Return Receipt Requested, or by overnight express delivery service, and shall be deemed served or given when received by the addressee, as evidenced by the date of the Return Receipt or the receipt provided by the delivery service.

     23.5 In case of an emergency demanding immediate examination or repairs of the Facilities by NIAGARA, notice shall be given by either party to the other in person or by telephone to the emergency response center designated in writing by each party to the other. Each party giving such notice shall follow up with written notice within three (3) business days.

     23.6 During the maintenance and operation phase, in order to secure safety of NIAGARA's operations, employees and crews, and of TELERGY employees and/or contractors, Entry Notices shall be given to NIAGARA's appropriate Regional Control Operator by TELERGY.

24   LIABILITIES AND INDEMNIFICATION

     24.1 To the fullest extent permitted by law, TELERGY (in this Section 24 sometimes referred to as "Indemnitor") agrees to defend, indemnify and save NIAGARA, its agents and employees (sometimes referred to as "Indemnitee") harmless from and against any and all liabilities, cost, suit charge, expenses, claims, losses, damages, cause of action, bodily injury or death of any person whomsoever, including employees of the parties, or damage to any property, real and personal, including environmental damages, and economic damages to property of NIAGARA or TELERGY, whether owned, leased or licensed, including but not limited to TELERGY's Facilities, and all costs and expenses, including, but not limited to attorneys' fees and disbursements incurred or sustained by the Indemnified party in any action or proceeding between Indemnitor and the Indemnified party, or between the Indemnified party and any third party, or otherwise incurred or sustained in enforcing this indemnification, caused by, arising out of or in any way connected with this Right-of-Occupancy or the construction, installation or subsequent operation, maintenance, repair, replacement, reinstallation, relocation or removal of TELERGY's Backbone Network, Telecommunications System, or its Facilities, unless such loss, injury or damage shall have resulted solely from the reckless or deliberate act or omission to act of NIAGARA or its agents, employees or contractors.

     24.2 To the fullest extent permitted by law, NIAGARA agrees to defend, indemnify and save TELERGY harmless from and against any and all claims, losses, damages, bodily injury or death of any persons whomsoever, including employees of the parties, or damage to any property, including property of NIAGARA or TELERGY, whether owned, leased or licensed, including TELERGY's Facilities, excluding damages to TELERGY's Facilities


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
     occasioned by emergency actions of NIAGARA, and all costs and expenses, including, but not limited to attorneys' fees and disbursements incurred or sustained by the Indemnified party in any action or proceeding between Indemnitor and the Indemnified party, or between the Indemnified party and any third party, or otherwise incurred or sustained in enforcing this indemnification, caused by, arising from or growing out of the negligent act or omission to act of NIAGARA or its agents, employees or contractors.

     24.3 Either party ("Indemnitor") shall have the right to defend the other party ("Indemnitee"), by counsel of the Indemnitor's selection reasonably satisfactory to the other party ("Indemnitee"), with respect to any claims within the indemnification provisions hereof. The parties shall give each other prompt notice of any asserted claims or actions indemnified against, shall cooperate with each other in the defense of any such claims or actions and shall not settle any such claims or actions without the prior consent of the indemnifying party ("Indemnitor").

     24.4 Except for third-party bodily injury, personal injury or property damage obligations, neither of the parties shall be liable to the other for special, consequential or exemplary damages (including, without limitation, any claims from any client, customer or patron of either party for loss of services) arising under this Agreement or from the breach of any of the provisions hereof.

     24.5 The obligations of the respective parties under this Section 24 shall survive the expiration date in respect of any occurrences within the term. Furthermore, TELERGY understands and agrees that it is responsible for any and all costs and expenses incurred by NIAGARA to enforce this indemnification provision. The obligations set forth herein shall survive completion of the work and termination of this contract for any reason.

     24.6 TELERGY shall take prompt action to defend and indemnify NIAGARA against claims, actual or threatened, but in no event later than the service of a summons, complaint, petition or other service of process against NIAGARA alleging damage, injury, liability or expenses attributed in any way to this Agreement, the Work, or the acts, fault, negligence, equipment, facilities, personnel, or property of TELERGY, its agents, employees, subcontractors or suppliers. TELERGY shall defend any such claim or threatened claim, including as applicable, engagement of legal counsel, to respond to, defend, settle or compromise any claim or threatened claim.

25   INSURANCE

     25.1 From the commencement of the Work, through the term of this Agreement or longer where specified, TELERGY shall provide at its own expense, insurance policies with coverages intended to be primary, issued by reputable insurance companies acceptable to NIAGARA which meet or exceed the requirements listed herein.

               (a) Workers Compensation and Employers Liability Insurance required by the State of New York. Coverage shall include the U.S. Longshoremen's and Harbor Workers Compensation Act and the Jones Act.

               (b) Public Liability, covering all operations to be performed under this Agreement, with minimum limits of:

                   -     Bodily Injury    $1,000,000/$1,000,000
                   -     Property Damage  $  500,000/$  500,000


                         OR


                   -     Combined Single Limit       $1,000,000


                         OR


                   -     BI & PD per occurrence      $1,000,000
                   -     General Aggregate and
                         Product Aggregate           $2,000,000


     25.2 This policy shall include Contractual Liability, Products-Completed Operations and Explosion, Collapse and Underground (XCU) coverage. If the Products-Completed Operations coverage is written on a Claims-made basis, coverage shall be maintained continuously for at least two (2) years after final acceptance of the work.

     25.3 Automobile Liability, covering all owned, non-owned and hired vehicles used in connection with the work to be performed under this Contract with minimum limits of:

                   -     Bodily Injury               $300,000/$500,000

                   -     Property Damage             $100,000

                         OR

                   -     Combined Single Limit       $500,000


     25.4 Protective Liability Policy in the name of NIAGARA covering all work performed under the contract, with limits as specified in Section 25.1. In lieu of providing this coverage, TELERGY may include NIAGARA as an additional insured under the public liability policy to provide coverage for, but not limited to, the liability arising out of TELERGY's work under this Agreement.

25.5 Watercraft Liability, if the Work requires the use of watercraft, with the same limit of liability of not less than $1,000,000 combined single limit.

25.6 Aircraft Liability, if Work requires the use of aircraft, with a limit of liability of not less than $1,000,000 combined single limit.

25.7 At the request of NIAGARA, TELERGY shall provide Professional liability coverage with a limit of liability to be determined by NIAGARA's Risk Management Department.

25.8 In the event TELERGY uses subcontractors in connection with this Agreement, it shall require all subcontractors to provide the same insurance coverage as required in Section herein.

25.9 Prior to starting work, TELERGY shall promptly provide NIAGARA with the original Owner's Protective Liability policy and Certificate(s) of Insurance for all other coverages required herein at the following address:

                    Niagara Mohawk Power Corporation
                    ATTN: Risk Management/Building C-1
                    300 Erie Boulevard West
                    Syracuse, New York 13202

Such certificates, and any renewals or extensions thereof, shall provide that at least thirty (30) days prior written notice shall be given to NIAGARA in the event of any cancellation or diminution of coverage, except in respect of non-payment of premiums, in which event NIAGARA shall receive ten (10) days prior notice. Such certificate(s) of insurance shall outline the amount of deductible or self-insured retentions which shall be for the account of TELERGY. Such deductibles of self-insured retentions shall not exceed one-hundred thousand (100,000) dollars unless agreed to in writing by NIAGARA's Risk Management Department.

25.10 If any policy should be canceled prior to the period set forth in this Agreement, and TELERGY fails immediately to procure other insurance as specified herein, NIAGARA reserves the right to procure such insurance and to charge the cost to TELERGY.

25.11 TELERGY shall furnish NIAGARA with copies of any accident reports sent to TELERGY's insurance carriers covering accidents occurring in connection with or as a result of the performance of work under this Agreement.

25.12 These requirements are in addition to any which may be required elsewhere in the Contract. TELERGY shall comply with any governmental and/or site specific insurance requirements even if not stated herein.

     25.13 Nothing contained in these insurance requirements shall be construed as limiting the extent of TELERGY's responsibility for payment of damages resulting from its work under the Purchase Order, or under this Agreement, or limiting, diminishing or waiving TELERGY's obligations to defend and save harmless NIAGARA in accordance with Section 24.

     25.14 The maintenance of the insurance hereinabove specified shall not limit either party's liability under this Agreement, but shall be additional security therefor.

     25.15 All insurance shall be effected by valid and enforceable policies issued by insurers of responsibility and licensed to do business in the State of New York, such responsibility and the insuring agreements to meet with the reasonable approval of NIAGARA and TELERGY.

     25.16 The limits of the policies required hereunder shall be increased from time to time by agreement of the parties to meet changed circumstances including, but not limited to, changes in the purchasing power of the dollar and the course of plaintiff's verdicts in personal injury actions; provided, however, such limits shall not be increased more frequently than every five (5) years.

     25.17 In recognition of the potential for changes in the insurance market and the availability and cost of insurance, the parties hereby expressly agree that, in the event that either (i) the insurance required of TELERGY hereunder shall cease to be available (either as to limits or coverages) or (ii) such insurance shall be available only at excessive cost, the parties shall agree upon alternative policy limits and/or coverages, as well as appropriate levels of self-insurance for TELERGY.

     25.18 Nothing in this Section 25 shall be construed as to prevent TELERGY from satisfying its insurance obligations pursuant to this Agreement under a blanket policy or policies or pursuant to a decision to self insure which meets or exceeds the requirements hereof. In the event of self insurance, NIAGARA shall receive from TELERGY written notification indicating such coverage thirty (30) days prior to implementation of self insurance and thirty (30) days prior to any change in such self insurance status.

     25.19 TELERGY shall be responsible for obtaining property insurance, at its own cost and expense, covering all real and personal property used in connection with this Agreement, with minimum limits of liability customarily maintained by other Persons of similar size and business.

26   LIENS

     26.1 In the event that any property of NIAGARA shall become subject to any mechanics' artisan' or materialmans' liens chargeable to or through TELERGY, TELERGY shall promptly cause such lien to be discharged and released of record, by payment, posting of bond, court deposit or other means, without cost to NIAGARA and shall indemnify NIAGARA against all costs and expense, including reasonable attorneys' fees, reasonably incurred in discharging and releasing such lien; provided, however, that if any such lien is not so discharged and released within thirty (30) days after notice thereof by NIAGARA to TELERGY, or within such shorter period as shall be mandated under applicable local law, then NIAGARA may pay or secure the release or discharge thereof at the expense and cost of TELERGY.

     26.2 Nothing herein shall preclude TELERGY and/or NIAGARA as the case may be from contesting any such lien or the contract or action upon which the same arose after the same shall have been bonded as described above.

27   AMENDMENTS

     27.1 Each party shall be responsible for its own costs, including legal fees, incurred in negotiating or finalizing this Agreement.

     27.2 Neither this Agreement nor any term or provision hereof can be amended, waived, modified, supplemented, discharged or terminated, except by an instrument in writing signed by the party against which enforcement thereof is sought.

     27.3 This Agreement and any amendment, modification, waiver or supplement hereto may be executed by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

28   CONFIDENTIALITY

     28.1 NIAGARA and TELERGY agree to respect the confidentiality of this Agreement and materials used or prepared in connection herewith, and shall restrict the distribution of this Agreement and all maps, material, documents and information identified in this Agreement as confidential, only to those persons designated to implement the provisions hereof and their respective counsels, consultants and advisors; provided, however that any such disclosure to persons who are not employees and counsel(s) of the parties shall be made only after such persons have executed a written agreement to be bound by the terms of this Section and shall not further disclose confidential information to additional persons absent written agreement from the parties hereto. The parties further agree that they shall not disclose or furnish to any third parties copies of this Agreement or any materials referred to herein, without the prior written consent of the other party hereto, except as shall be necessary in order to implement the provisions hereof, including the construction of the System, securing the necessary approvals therefor, and the financing of the System, and except as required by Court order or as otherwise required by law, the New York State Public Service Commission or any other governmental entity or in any legal proceedings relating to this Agreement.

     28.2 Notwithstanding to the contrary, either party shall notify the other, as soon as practicable, in the event that any disclosure request as contemplated in Section 28.1 would require disclosure of confidential material provided by any one party to the other hereunder and the party so notified shall have the right to formally dispute any such disclosure of such confidential material where such disclosure would unreasonably harm, prejudice, or destroy such party's proprietary interest, the information requested is not rationally related to the purpose for which such information is sought, or such party could submit other non-confidential information that could satisfy the request. Any such party may petition for exemption from Freedom of Information Act or other similar disclosure requirements, for "in camera" inspection of such confidential information, or for other limitations on the disclosure of confidential information.

     28.3 Neither party shall have the right to obtain any information or documents from the other which are not material to the provisions or implementation of this Agreement.

     28.4 The parties recognize that this Agreement and the materials and documents referred to herein, may contain information which a reasonably informed person would recognize as confidential, insider information which should be handled accordingly.

     28.5 The parties agree that in distributing copies or portions of these materials to person necessary to implement the same, such copies shall be clearly marked or indicated as "confidential" and prohibiting further distribution, copy or reproduction of the same.

     28.6 In the event of an actual or threatened disclosure of such information by either party, its agents, employees, or contractors, which might cause irreparable harm to the other party, it is agreed that monetary remedies available at all may be inadequate and, therefore, the aggrieved or threatened party shall be entitled to receive injunctive relief as an equitable remedy.

     28.7 The obligations of the parties under Section 28 shall survive the expiration date for a period of ten (10) years.

29   DISPUTES

     29.1 It is the intent of the parties that disputes which may arise between them, or between employees of each, be resolved as quickly as possible, and may, in certain instances, involve decisions made on the spot. When such resolution is not possible, and depending upon the nature of the dispute and the phase of installation of the Facilities and System, the parties agree to seek to resolve such disputes, insofar as they do not constitute a breach or default under this Agreement, in the manner set forth in this section.

     29.2 Questions as to the right of access to the Right-of-Occupancy within a Right-of-Way during design, planning, construction, installation, maintenance and operational phases, or access to or copies of NIAGARA's documents, shall in all instances be referred initially to the designated or authorized representative of NIAGARA, which representative shall render such decision within a reasonable period. Decisions of such designated or authorized representative shall be referable by TELERGY to NIAGARA's Engineer.

     29.3 Any other dispute between the parties shall be referred initially to NIAGARA's Engineer for decision, which shall be rendered in writing within a reasonable period time.

     29.4 The parties agree that neither shall proceed against the other by litigation or otherwise before the offending party has had notice of and reasonable time and opportunity to respond to and/or cure any breach or default hereunder.

     29.5 TELERGY agrees to give testimony or depositions, either in court or before other tribunals in connection with any matters covered by this Agreement.

30   COVENANTS OF THE PARTIES

     30.1 Except as otherwise provided, each of the parties represents, warrants and covenants to the other that: (i) it has full right and authority, including any requisite corporate approvals, to enter into and to perform its respective obligations under this Agreement; (ii) the execution of this Agreement is not violative of its charter, by-laws or any laws or regulation by which it is bound or to which it subject; (iii) no litigation or governmental proceeding is pending or threatened which might adversely affect this Agreement, the transactions contemplated by this Agreement, or the rights of the parties hereunder.

31   PUBLIC SERVICE COMMISSION APPROVAL REQUIRED

     31.1 TELERGY's and NIAGARA's performance under this Agreement are contingent upon approval by the NIAGARA Board of Directors and a favorable determination by the New York Public Service Commission and any authorized Federal or State agency, from which determination TELERGY shall not seek appellate review, absent NIAGARA approval, which shall not be withheld unreasonably.

     31.2 In the event that the necessary regulatory approvals are not obtained, either party shall have the option of terminating this Agreement on or before July 31, 1996 by written notice to the other party pursuant to the Notice provisions set forth in Section 28.

32    MISCELLANEOUS PROVISIONS

      32.1 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of such parties in connection herewith. It may not be modified or amended nor may any obligation of either party be changed or discharged except in writing signed by the duly authorized officer or agent of the party to be charged. Notice of changes in any applicable tariffs will be provided in accordance with Section 24. Currently effective Right-of-Occupancy or Licenses, if any, issued pursuant to previous agreements shall remain in effect as if issued pursuant to this Agreement.

      32.2 Choice of Law. This Agreement shall be governed by, and interpreted according to, the laws of the State of New York, without giving effect to the principles of conflicts of law. No claim, demand, action, proceeding, arbitration, litigation, hearing, motion or lawsuit arising from, related to, or connected with this Agreement shall be commenced or prosecuted in any jurisdiction other than courts in the State of New York, and any judgment, determination, order, finding or conclusion reached in any other jurisdiction shall be null and void between the parties hereto.

      32.3 Consents. No consent or approval required of any party pursuant to this Agreement shall be unreasonably withheld or delayed.

      32.4 Construction of Agreement. The Section headings in this Agreement and the Table of Contents hereof are for convenience of reference only and shall neither be deemed to be a part of this Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references to numbered Sections, unless otherwise indicated, are to Sections of this Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall also be read and construed as though in either of the other genders.

      32.5 No Waiver. Any waiver by either party at any time of any of its rights as to anything contained herein shall not be deemed to be a waiver of the same or similar right at a subsequent time. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.

      32.6 Force Majeure. Any failure of either party to perform its obligations under this Agreement shall not be a breach of this Agreement if such failure results from Acts of God, governmental action that did not result from wrongdoing by the party involved in such governmental action, or labor strikes that could not reasonably be avoided by the party subject to such labor strike.

     32.7 Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to sue on any or all other remedies. Said rights and remedies are given in addition to any other rights such party may have by law, statute, ordinance or otherwise, except as such remedies are expressly limited in this Agreement.

     32.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any manner in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without in any ways affecting the validity, legality or enforceability of the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or in any way affect the validity, legality or enforceability of such provision in any other jurisdiction.

     32.9 Compliance. NIAGARA and TELERGY shall at all times observe and comply with the provisions of this Agreement, and such provisions are subject to all laws, ordinances, contracts and regulations which in any manner affect the rights and obligations of the parties herein.

     32.10 No Merger. There shall be no merger of this Agreement or the Rights-of-Occupancy hereby granted with the fee estate in a Right-of-Way by reason of the fact that this Agreement, and the Rights-of-Occupancy created by this Agreement, or any interest in this Agreement or in any such Rights-of-Occupancy, may be held, directly or indirectly, by or for the account of any person who shall own the fee estate in a Right-of-Way or any interest in such fee estates, and no such merger shall occur unless and until all persons having an interest in this Agreement, and in the Rights-of-Occupancy created by this Agreement, shall join in a written instrument effecting such merger and shall duly record the same.

     32.11 Binding Agreement. Subject to Section 16.2, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successor, and assigns.

     32.12 Acts In Furtherance Of Agreement. NIAGARA and TELERGY each agree to do such other and further acts and things, and to execute and deliver such additional instruments and documents, not creating any obligations, or imposing any expenses, additional to those otherwise created or imposed by this Agreement, as either party may reasonably request from time to time whether at or after the execution of this Agreement, in furtherance of the express provisions of this Agreement.

     32.13 Drug And Alcohol Abuse Policy. TELERGY personnel, its agents and contractors shall be fit for duty at all times during their performance of any activities pursuant to this Agreement, and shall not be under the influence of alcohol or drugs. TELERGY's personnel, agents and contractors shall not bring, use, distribute, sell or possess alcoholic beverages or illegal drugs during the performance of any activities on NIAGARA property. TELERGY shall not assign any individual who is in violation of this policy to perform and activities pursuant to this Agreement, and if TELERGY discovers any individual is in violation of these requirements, it shall immediately remove any such person from the performance of activities and/or NIAGARA property. Violation of these requirements by TELERGY personnel, agents and contractors shall result in denial of access to NIAGARA property, facilities and equipment and, in the case of possession, use or sale of illegal drugs, shall be reported to NIAGARA's Security Department immediately.

     32.14 Intellectual Property Sole Property of Niagara. All information, analyses, conclusions, reports, drawings, specifications ("Information") developed, obtained, or prepared by either party pursuant to this Agreement shall be the sole property of NIAGARA, provided however that Working Drawings developed and prepared by TELERGY shall be the sole property of TELERGY subject to the Confidentiality Provisions set forth in
     Section 28 herein.

     32.15 Patent, Copyright and Trademark Infringement. All royalties for any patent, invention, article, name, symbol, logo or arrangement that may be furnished by TELERGY and used or embraced in TELERGY Facilities shall be paid solely by TELERGY. TELERGY shall protect and save harmless NIAGARA against any and all claims, demands, proceedings, judgments, orders and costs, including legal fees and disbursements, on account of any such royalty or fee and shall pay all judgments against NIAGARA resulting therefrom before they become enforceable liens against NIAGARA property. Should any suits for infringement of patents, copyrights or trademarks be brought against NIAGARA, TELERGY shall give a bond in amount and with sureties satisfactory to NIAGARA to indemnify NIAGARA against any judgments, costs, and attorneys' fees and disbursements. Should any injunction be threatened or issued, TELERGY shall promptly secure dissolution thereof by giving bond or otherwise or, a NIAGARA's option, shall promptly cease use of the article, arrangement, invention, name or logo that is subject to such dispute.

33   ENVIRONMENTAL HAZARD LIABILITY

     33.1 Upon TELERGY's furnishing to NIAGARA appropriate plans and drawings of its planned facilities and the allowance of a reasonable amount of time for NIAGARA to review such plans, NIAGARA agrees to promptly inform TELERGY of any such hazardous or toxic waste areas, whether or not designated as such by the Environmental Protection Agency or any other similar federal, state or local authority, of which NIAGARA's Environmental Affairs Department, Syracuse, New York, has knowledge of or of which such Department may subsequently learn with respect to the Backbone Route. If such hazardous or toxic waste areas are located on land owned by NIAGARA in fee, NIAGARA agrees to defend, indemnify and hold TELERGY harmless from any and all claims, fines and actions arising out of the existence of any such hazardous or toxic waste areas or the obligations which may now or hereafter be imposed, statutory or otherwise, to remove therefrom or otherwise neutralize or contain, any such toxic or hazardous substances, unless such liability is: (i) created by a release by TELERGY or its agents, employees, contractors or subcontractors of a toxic or other hazardous substance into the environment, (ii) created by TELERGY's or its agents', employees', contractors', subcontractors' disturbance of a pre-existing condition within the Right-of-Way of which TELERGY had knowledge provided that NIAGARA shall disclose to TELERGY all such pre-existing conditions within the Backbone Route known to NIAGARA, or (iii) created by TELERGY's or its agents', employees', contractors' or subcontractors' disturbance of a pre-existing condition within the Right-of-Way where the condition was not previously known by NIAGARA.

     33.2 No Toxic Materials. TELERGY shall not place any material on NIAGARA's Right-of-Way or facilities that is recognized by appropriate governmental authority as toxic/hazardous material, equipment and waste.

     33.3 In the event TELERGY discovers, or has knowledge of hazardous or toxic waste areas, whether or not designated as such the Environmental Protection Agency or any other similar federal, state or local authority, it shall immediately stop work if discovered during construction, and notify the designated representative of NIAGARA's Environmental Affairs Department in Syracuse, New York.

     33.4 NIAGARA also agrees to promptly inform TELERGY of any other uniquely sensitive and protected environmental resources along the Backbone Route which is known to NIAGARA's Environmental Affairs Department, Syracuse, New York.

     33.5 In the event any such hazardous or toxic waste areas or any other regulated environmental resources (including, but not limited to regulated wetlands, protected streams, navigable waters, rare, threatened, endangered or protected species or species habitats, sensitive archaeological sites, etc.) are identified with respect to the Backbone Route, their location shall be included on the "As Built Drawings" furnished to NIAGARA in accordance with Section 12.1 of this Agreement.

34   EQUAL EMPLOYMENT OPPORTUNITIES

     34.1 The provisions of the following laws, Executive Orders, and any rules and regulations issued thereunder, are incorporated herein by reference as part of the Agreement:

               (a) Paragraphs one (1) through seven (7) of Section 202 of Executive Order 11246, as amended, relating to equal opportunity in employment under government contracts and subcontracts;

               (b) Section 2012 of Title 38 of the United States Code and Executive Order 11701, as amended, relating to affirmative action obligations of government contractors and subcontractors for disabled veterans and veterans of the Vietnam era;

           (e) Section 03 of the Rehabilitation Act of 1973, and Executive Order 1178, as amended, relating to affirmative action obligations of government contractors and subcontractors for handicapped workers; and

           (d) The Human Right Law of the State of New York (Article 1 of the Executive Law).

34.2 The parties agree to fully comply with such provisions, and any amendments thereof. In addition, all subcontractors and agreements that the parties enter into to accomplish the work under the terms of this Agreement shall obligate such subcontractors to comply with such provisions.

34.3  FEDERAL SUBCONTRACTING REQUIREMENTS

           (a) The provisions of the following laws, Executive Orders, and any rules and regulations issued thereunder, are incorporated herein by reference as part of this Agreement;

           (b) Executive Order 1162, as amended, relating to utilization of minority business enterprises in the performance of government contracts and subcontracts;

           (c) Executive Order 12138, as amended, relating to utilization of women-owned businesses in the performance of government contracts and subcontracts; and

           (d) Section 211 of Public Law 9-07, as amended, relating to utilization of small business concerns and small disadvantaged business concerns in the performance of government contracts and subcontracts.

           (e) The parties agree to fully comply with such provisions and any amendments thereof. In addition, all subcontracts and agreements the parties enter into to accomplish the work under the terms of this Agreement shall obligate such subcontractors to comply with such provisions.

35         AUDIT AND MAINTENANCE OF RECORDS

           35.1 At TELERGY's expense, NIAGARA has the right, upon ten (10) day written notice to TELERGY, to audit TELERGY's books and records at the location where such books and records are maintained insofar as they pertain to the terms and conditions of this Agreement. The audits will be performed during normal business hours 9:00 a.m. to 5:00 p.m., Monday through Friday. Such audits may be performed by NIAGARA's employees or by professional auditing firms or both.

36         WARRANTIES

           36.1 NIAGARA makes no representation as to the full continuity of its Backbone Route or Spur Route Rights-of-Way. TELERGY recognizes that NIAGARA acquired some portions of its Rights-of-Way many years ago prior to the personal knowledge of existing NIAGARA employees, and for that reason, NIAGARA cannot warrant that it has complete title in fee simple, easement or otherwise. NIAGARA will make available to TELERGY for its review all agreements and other documents in NIAGARA's possession in respect of NIAGARA's right, title and interest in and to its Backbone Route and Spur Route Rights-of-Way. In the event that TELERGY shall determine in its reasonable judgment that any part or all of NIAGARA's right, title and interest in and to its Rights-of-Way shall be inadequate for use in conjunction with the transaction contemplated hereby, NIAGARA at its option may take, at TELERGY's expense, such action as TELERGY determines to be necessary to correct such inadequacies. Further, NIAGARA will at all times following execution of this Agreement and during the term of Agreement provide such cooperation and assistance as TELERGY may reasonably request in respect of issues or problems regarding use of the NIAGARA Rights-of-Way for the purposes contemplated herein.

           36.2 TELERGY warrants that the Facilities connected with, necessary for, or useful, to the NIAGARA Capacity provided for in Section 13 shall be operational and functional on or before the dates specified in Section 9.5 herein.

           36.3 TELERGY acknowledges that all work, including but not limited to any construction and maintenance activities, to be performed in connection with this agreement poses great hazards to human beings and personal property. TELERGY warrants that it will make its employees, agents and contractors aware of these hazards as well as the potential consequences associated with exposure to these hazards. Furthermore, TELERGY warrants that it has full responsibility for any and all injury and damages to persons or property resulting from these hazards and any failure by TELERGY to advise its employees, agents or contractors as required herein.

37   SURVIVAL

     37.1 The provisions of this Agreement shall survive granting of the Rights-of-Occupancy provided for herein and delivery of this Agreement for recording, if such recording is necessary to effectuate the rights granted herein.

38   END-OF-TERM

     38.1 At the expiration of the Term, TELERGY shall remove its Facilities excluding any buried cable(s), conduit, buried appurtenances associated with the cable installation (but does not include building foundations/ structures), or any other material and/or equipment as outlined in Section 12A, from the Right-of-Occupancy and restore any material damage resulting from such removal.

     38.2 Except for the NIAGARA Capacity, NIAGARA acknowledges, confirms and agrees that all of the Facilities at any time and from time to time installed by or on behalf of TELERGY within the Backbone Route or Spur Route Rights-of-Way shall at all times be and remain personal property of TELERGY regardless of the manner or mode of installation thereof and shall at all times during and within a reasonable period after the expiration of the Term be removable by TELERGY with the exception of any F.O.G. Wire, which, at TELERGY's option may either be removed and replaced with a Static Wire at TELERGY's expense or abandoned in place.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on the date and year first above written.

Date:    2/2/96                                    /s/ E. J. Dienst
     --------------------                ---------------------------------------
                                         NIAGARA MOHAWK POWER CORP.

                                         By:           E. J. Dienst
                                            ------------------------------------

                                         Title:     VP - Electric Delivery
                                               ---------------------------------

Date:   2/2/96                           ---------------------------------------
     --------------------                TELERGY JOINT VENTURE

                                         By:       /s/ Brian Kelly
                                            ------------------------------------

                                         Title:         C.E.O
                                               ---------------------------------